EXHIBIT 5.1

[Form of Opinion]

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

www.kirkland.com

[            ], 2015

Ally Wholesale Enterprises LLC

200 Renaissance Center

Detroit, Michigan 48265

Re:	Ally Wholesale Enterprises LLC

Registration Statement on Form SF-3 (No. 333-206413)

We have acted as special counsel to Ally Wholesale Enterprises LLC, a Delaware limited liability company (the “Company”), in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto and the prospectus described therein, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes (the “Securities”).

The Registration Statement contains a prospectus (the “Prospectus”) pertaining to offerings by the Company of Notes (as defined below) to be issued by the Master Owner Trust (as defined below) from time to time in one or more series. This opinion relates only to the Prospectus and the exhibits contained in the Registration Statement.

As described in the Prospectus, the Securities issued pursuant to related prospectus will be Asset Backed Notes (“Notes”) that will be issued in series. Each series of Notes will be issued by Ally Master Owner Trust, a Delaware statutory trust (the “Master Owner Trust”), formed by the Company pursuant to the Trust Agreement (the “Trust Agreement”), dated as of February 12, 2010, among the Company, U.S. Bank Trust National Association, as successor to HSBC Bank USA, National Association as owner trustee and as successor to HSBC Trust Company (Delaware) as Delaware trustee. Each series issued by the Master Owner Trust may include one or more classes of Notes. Each series of Notes issued by the Master Owner Trust will be issued pursuant to an Indenture Supplement (each, an “Indenture Supplement”) between the Master Owner Trust and Wells Fargo Bank, National Association, as Indenture Trustee (the “Indenture Trustee”) to the Indenture (the “Indenture”), dated as of February 12, 2010, between the Master Owner Trust and the Indenture Trustee. The Asset-Backed Certificate of the Master Owner Trust, which is not being offered by the Prospectus, has been issued pursuant to the Trust Agreement.

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Ally Wholesale Enterprises LLC

[            ], 2015

We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and in order to express the opinion hereinafter stated, we have examined copies of the Registration Statement and, in each case as filed as an exhibit to or incorporated by reference in the Registration Statement, (i) the Indenture, (ii) the form of Indenture Supplement, (iii) the Trust Agreement (including the Certificate of Trust filed pursuant to the Delaware Statutory Trust Act included as an exhibit thereto (the “Trust Certificate”)), (iv) the Trust Sale and Servicing Agreement, dated as of February 12, 2010, among Ally Bank, the Company, Ally Financial Inc. (formerly GMAC Inc.), as Servicer (in such capacity, the “Servicer”) and Custodian, and the Master Owner Trust, (v) the Pooling and Servicing Agreement, dated as of February 12, 2010, among Ally Bank, the Servicer and the Company, (vi) the Administration Agreement, dated as of February 12, 2010, among Ally Financial Inc. (formerly GMAC Inc.), as Administrator, the Master Owner Trust and the Indenture Trustee, (vii) the Custodian Agreement, dated as of February 12, 2010, among Ally Financial Inc. (formerly GMAC Inc.), as Custodian, the Company and the Master Owner Trust, and (viii) the Back-up Servicing Agreement, dated as of February 12, 2010, among Ally Bank, the Servicer, the Company, the Master Owner Trust and Wells Fargo Bank, National Association (collectively, the documents described in the foregoing clauses (i) - (viii) are referred to herein as the “Operative Documents”). We have examined such other documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

On the basis of the foregoing and on the basis of our examination of the Company’s Certificate of Formation and Limited Liability Company Agreement, as amended, and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Company, it is our opinion that:

(a) The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware; and

(b) With respect to the Notes of any series issued by the Master Owner Trust, when, as and if (i) the Registration Statement becomes effective pursuant to the provisions of the Securities Act of 1933, as amended, (ii) the principal amount, price, interest rate and other principal terms of such Notes and the forms of such Notes have been duly established and approved by the Company’s Board of Directors, (iii) the Operative Documents relating thereto have each been duly completed, executed and delivered by the parties thereto substantially in the form we have examined, duly reflecting the terms established as described above, and, except for the applicable Indenture Supplement, remain in full force and effect, (iv) the Trust Certificate for the Master

Ally Wholesale Enterprises LLC

[            ], 2015

Owner Trust as filed with the Secretary of State of the State of Delaware remains in full force and effect, (v) the Indenture remains duly qualified under the Trust Indenture Act of 1939, as amended, and (vi) such Notes have been duly executed and issued by the Master Owner Trust and authenticated by the Indenture Trustee and sold by the Company, all in accordance with the terms and conditions of the related Operative Documents and in the manner described in the Registration Statement, such Notes will have been duly authorized by all necessary action of the Master Owner Trust and will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the related Operative Documents, such Notes will be binding obligations of the Master Owner Trust in accordance with their terms, except as any of the foregoing may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States of America, the Delaware Limited Liability Company Act and the Delaware Statutory Trust Act.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus included in the Registration Statement under the captions “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

DRAFT